UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 16, 2010

FEDERAL HOME LOAN BANK OF ATLANTA
(Exact name of registrant as specified in its charter)

Federally chartered corporation	000-51845	56-6000442
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)
1475 Peachtree Street, NE
Atlanta, GA 30309
(Address of principal executive offices)

(404) 888-8000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 16, 2010, the Federal Home Loan Bank of Atlanta (Bank) filed a report on Form 8-K announcing the appointment of Mr. W. Wesley McMullan as the Bank's President and Chief Executive Officer, effective December 16, 2010. On January 28, 2011, the board of directors of the Bank (Board) received a non-objection letter from the Federal Housing Finance Agency regarding Mr. McMullan's compensation and benefits as set forth in an Employment Agreement between Mr. McMullan and the Bank (Agreement).

The Agreement, effective as of December 16, 2010, provides for a base salary for Mr. McMullan of $650,000 per year, which amount may be increased from year to year by the Board, and a $1,500 per month automobile allowance during each year of his employment. Mr. McMullan is entitled to participate in all incentive, savings and retirement plans and programs available to senior executives of the Bank and will be eligible to receive annual incentives under the Bank's incentive compensation plan as established by the Board from time to time.

The Agreement may be terminated at any time by the Bank, with or without "cause," or by Mr. McMullan, with or without "good reason," each as defined in the Agreement. Unless earlier terminated by either party as provided therein, the Agreement has a three-year term and will extend automatically for subsequent one-year periods unless either party elects not to renew. If during the term of his employment Mr. McMullan is terminated without cause or resigns for good reason, the Agreement provides for severance pay in an amount equal to:

  his then-current annual base salary, payable in a lump sum within 30 days, and the short-term incentive award that he would have earned for the year in which the termination or resignation occurs had he remained employed, payable at the same time that such awards are paid to the Bank's senior executives.

The Agreement does not provide for any severance pay in the event of a termination with cause, a termination on account of his death or disability, or his resignation without good reason.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of Atlanta

Date: February 2, 2011	By: __/s/ Jill Spencer
Jill Spencer
Executive Vice President, General Counsel, Chief Strategy Officer and Corporate Secretary